Exhibit 99.1

FOR IMMEDIATE RELEASE	Media contact:

Willamette Valley Vineyards announces a new planned Winery in Dundee Hills, four new planned Winery Restaurants and a new Winemaking & Vineyard Leadership Position

June 23, 2021 (Turner, OR) – Willamette Valley Vineyards, Inc. (NASDAQ: WVVI & WVVIP) (the “Company”), a leading Pinot Noir producer in Oregon, today announced that it plans on building a new winery in the Dundee Hills close to the Company’s new boutique, dedicated sparkling winery at Bernau Estate Vineyard.

This new winemaking facility is intended to become the Company’s primary location for the production and bottling of the Company’s various brands, and is expected to be built on 40 acres in the Dundee Hills AVA adjacent to Highway 99 that the Company purchased four years ago. “We believe this property is well-suited for supporting the production and bottling of the multiple brands of our enterprise including Willamette Valley Vineyards and additional quantities of our Domaine Willamette méthode champenoise sparkling brand, which we expect to launch in late Spring of 2022,” stated Winery Director Christine Clair.

Company founder and CEO Jim Bernau explained “Our winery in the Salem Hills has served us well over the past 34 years, but we believe we have simply outgrown its original design. We produced 175,000 cases at this winery last year on-site and are expecting continued increases in demand in the coming years as our restaurant and retail placements expand and our planned new winery restaurants are built in local communities. We felt that we needed a new, more modern production facility in order to meet this anticipated increase in demand.”

The Company has engaged Steve Martin Associates of Sonoma County, California to assist in the planning, design and development of this winemaking facility.

The Company has also announced that it is looking for candidates to fill a newly established Director of Winemaking and Vineyards position that will report to the Company’s Winery Director. The Company’s Director of Winemaking and Vineyards is expected to be responsible for the operations of the Company’s wineries and vineyards, which currently includes a team of 65 full and part-time employees and consists of 16 vineyards owned or leased by the Company totaling 490 producing acres. The new Director of Winemaking and Vineyards will also be expected to develop new estate vineyards and produce new brands and products, as well as oversee the planning, building and development of the planned expansion facility.

The Company has engaged WineTalent to lead the confidential search for the Company’s new Director of Winemaking & Vineyards. Any interested candidates for this position can learn more about the position and apply at www.winetalent.net.

 Willamette Valley Vineyards • 8800 Enchanted Way SE • Turner, OR 97392

Ph: (800) 344-9463 • Email: info@wvv.com

The Company has also announced that it is planning on opening within the next two years four new restaurants (collectively, the “Winery Restaurants”) in the following cities: Lake Oswego, Happy Valley and Bend in Oregon and on the Vancouver Waterfront in Washington.  The Winery Restaurants are expected to offer Pacific Northwest-inspired dishes to pair with the Company’s classic Oregon wines as well as offer customers a new membership program. The Company is hoping to build on the launch of the Company’s micro-winery in Folsom California in 2020, and is hoping that through the opening of the Winery Restaurants, more consumers will be introduced to the Company’s wines.

About Willamette Valley Vineyards:

Founded in 1983 by Jim Bernau with the dream of creating world-class Pinot Noir while serving as stewards of the land, Willamette Valley Vineyards, Inc. has grown from a bold idea into one of the Pacific Northwest’s leading wineries, earning the title “One of America’s Great Pinot Noir Producers” from Wine Enthusiast Magazine. All of the Company’s vineyards have been certified sustainable through LIVE (Low Impact Viticulture and Enology) and Salmon-Safe programs.

The preceding contains “forward looking statements” which involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: availability of financing for growth, availability of adequate supply of high quality grapes, successful performance of internal operations, impact of competition, changes in wine broker or distributor relations or performance, impact of possible adverse weather conditions, impact of reduction in grape quality or supply due to disease or smoke from forest fires, changes in consumer spending, the reduction in consumer demand for premium wines and the impact of the COVID-19 pandemic and the policies of United States federal, state and local governments in response to such pandemic. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic economic conditions as well as other risk factors listed from time to time in the reports the Company files with the Securities and Exchange Commission.

Willamette Valley Vineyards • 8800 Enchanted Way SE • Turner, OR 97392

Ph: (800) 344-9463 • Email: info@wvv.com